EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS



                     First Hawaiian, Inc. and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges


                                      QUARTER ENDED      NINE MONTHS ENDED
                                       SEPTEMBER 30,         SEPTEMBER 30,
                                    ------------------   -------------------
                                     1995       1994       1995       1994
                                    -------   --------   --------   --------
                                              (dollars in thousands)
Income before income taxes          $30,308   $ 30,344   $ 88,800   $ 88,482
                                    -------   --------   --------   --------

Fixed charges:(1)
   Interest expense                  65,026     44,649    201,095    125,170
   Rental expense                     1,122      2,980      3,628      8,968
                                    -------   --------   --------   --------
                                     66,148     47,629    204,723    134,138

Less interest on deposits            43,736     29,998    131,841     84,771
                                    -------   --------   --------   --------

   Net fixed charges                 22,412     17,631     72,882     49,367
                                    -------   --------   --------   --------

   Earnings, excluding
       interest on deposits         $52,720   $ 47,975   $161,682   $137,849
                                    =======   ========   ========   ========

   Earnings, including
       interest on deposits         $96,456   $ 77,973   $293,523   $222,620
                                    =======   ========   ========   ========

Ratio of earnings to
   fixed charges:

   Excluding interest on deposits      2.35 x     2.72 x     2.22 x     2.79 x

   Including interest on deposits      1.46 x     1.64 x     1.43 x     1.66 x


(1) For purposes of computing the above ratios, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.